Exhibit 5.5

1201 MAIN STREET, 22ND FLOOR (29201-3226)
POST OFFICE BOX 11889 (29211-1889)
COLUMBIA, SOUTH CAROLINA
TELEPHONE 803.779.3080
FACSIMILE 803.765.1243
WEBSITE www.hsblawfirm.com

November 21, 2014

Group 1 Automotive, Inc.

800 Gessner

Suite 500

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as South Carolina counsel to Ivory Auto Properties of South Carolina, LLC (the “South Carolina Company”), a South Carolina limited liability company and indirect wholly owned subsidiary of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Company, the South Carolina Company and the other subsidiary guarantors of the Company (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $550,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article X of the Indenture (as defined below) by the Other Guarantors and the South Carolina Company (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 2, 2014, by and among the Company, the Other Guarantors, the South Carolina Company and Wells Fargo Bank, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Articles of Organization of the South Carolina Company, filed with the Office of the Secretary of State for the State of South Carolina on February 13, 2007, (iv) the Amended and Restated Operating Agreement of the South Carolina Company, dated as of December 3, 2007, (v) that certain Written Consent of, among others, the sole member of the South Carolina Company, dated May 14, 2014, and that certain Written Consent of, among others, the sole member of the South Carolina Company dated July 2, 2014, (vi) a Certificate of Existence with respect to the South Carolina Company, dated November 17, 2014 (the “Certificate of Existence”), and (vii) such other certificates, statutes and

Group 1 Automotive, Inc.

other instruments and documents as we considered appropriate for purposes of the opinion expressed below. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals or final versions of all documents submitted to us as drafts or copies. In connection with the opinions expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have also assumed the Indenture and the guarantee of the New Notes pursuant thereto have been delivered for fair and sufficient value and we express no opinion as to the adequacy or sufficiency of any consideration given therefor.

Based on the foregoing, we are of the opinion that:

1. The South Carolina Company is, based solely on the Certificate of Existence, a limited liability company validly existing and in good standing under the laws of the State of South Carolina, and has all requisite power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2. The South Carolina Company’s execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary company action by the South Carolina Company.

The foregoing opinions are limited in all respects to the federal laws of the United States of America and the laws of the State of South Carolina, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of South Carolina any municipal or local ordinances and regulations.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours,

/s/ Haynsworth Sinkler Boyd, P.A.

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